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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF CONNER & WINTERS APPEARS HERE]


                                 June 15, 1999



Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma 74172

         Re:   Vintage Petroleum, Inc.
               Registration Statement on Form S-3
               File No. 333-77619 (the "Registration Statement")
               -------------------------------------------------

Gentlemen:

         We have acted as counsel for Vintage Petroleum, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement and with respect to the issuance and sale by the Company of up to ten million three hundred fifty thousand (10,350,000) shares of the Company's Common Stock, $.005 par value per share (the "Shares"), (including up to one million three hundred fifty thousand (1,350,000) shares subject to an over-allotment option granted by the Company to the underwriters offering the Shares) offered pursuant to that certain Prospectus Supplement dated June 15, 1999 (the "Prospectus Supplement"). As described in the Prospectus Supplement, the Company is selling the Shares pursuant to an Underwriting Agreement dated June 15, 1999 (the "Underwriting Agreement"), between the Company and Salomon Smith Barney Inc., Warburg Dillon Read LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Jefferies & Company, Inc., as representatives of the underwriters.

         In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.
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Vintage Petroleum, Inc.
June 15, 1999
Page 2


         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the corporate laws of the State of Delaware, and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption "Legal Opinions."

                                                 Yours very truly,

                                                 CONNER & WINTERS,
                                                 A Professional Corporation

                                                 /s/ CONNER & WINTERS